As filed with the Securities and Exchange Commission on May 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CytomX Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	27-3521219
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

151 Oyster Point Blvd.

Suite 400

South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

CytomX Therapeutics, Inc. 2019 Employment Inducement Incentive Plan

(Full Title of the Plan)

Sean A. McCarthy, D.Phil.

President and Chief Executive Officer

CytomX Therapeutics, Inc.

151 Oyster Point Blvd., Suite 400

South San Francisco, CA 94080

(650) 515-3185

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

Mark V. Roeder, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share	1,000,000 shares (3)	$8.77	$8,770,000.00	$956.81
Total:	1,000,000 shares	$8.77	$8,770,000.00	$956.81

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the CytomX Therapeutics, Inc. 2019 Employment Inducement Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Select Market on May 5, 2021, which is $8.77.

(3)	Represents the additional shares of common stock available for future issuance under the 2019 Plan resulting from an increase as of March 31, 2021.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,000,000 shares of the Registrant’s common stock issuable under the following employee benefit plan for which a Registration Statement of the Registrant on Form S-8 (File No. 333-236711) is effective: the CytomX Therapeutics, Inc. 2019 Employment Inducement Incentive Plan, as a result of an increase approved by the Registrant’s board of directors on March 31, 2021, which added 1,000,000 shares of common stock.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 27, 2020 (File No. 333-236711) are incorporated by reference herein; except for Item 8 which is being updated by this Registration Statement.

Item 8. Exhibits

		Incorporated by Reference			Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation.	8-K	10/19/2015	3.1

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of CytomX Therapeutics, Inc.	8-K	6/23/2020	3.1

4.3	Amended and Restated Bylaws.	8-K	10/19/2015	3.2

4.4	Form of Common Stock Certificate.	S-1/A	9/28/2015	4.1

4.5	Registration Rights Agreement dated as of September 29, 2017 by and between CytomX Therapeutics, Inc. and Amgen, Inc.	10-Q	11/7/2017	4.4

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of independent registered public accounting firm.				X

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.1(a)#	CytomX Therapeutics, Inc. 2019 Employment Inducement Incentive Plan.	10-Q	11/7/2019	10.1

99.1(b)#	Form of Stock Option Agreement under the CytomX Therapeutics, Inc. 2019 Employment Inducement Incentive Plan.	10-Q	11/7/2019	10.2

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on this 6th day of May, 2021.

CytomX Therapeutics, Inc.

By:	/s/ Sean A. McCarthy
Sean A. McCarthy, D.Phil.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Sean A. McCarthy and Lloyd A. Rowland, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sean A. McCarthy	President, Chief Executive Officer and Director	May 6, 2021
Sean A. McCarthy, D.Phil	(Principal Executive Officer)

/s/ Carlos Campoy	Chief Financial Officer	May 6, 2021
Carlos Campoy	(Principal Financial Officer and Principal Accounting Officer)

/s/ Matthew P. Young	Director	May 6, 2021
Matthew P. Young

/s/ Frederick W. Gluck	Director	May 6, 2021
Frederick W. Gluck

/s/ John A. Scarlett	Director	May 6, 2021
John A. Scarlett, M.D.

/s/ James R. Meyers	Director	May 6, 2021
James R. Meyers

Signature	Title	Date

/s/ Elaine V. Jones	Director	May 6, 2021
Elaine V. Jones, Ph.D.

/s/ Halley E. Gilbert	Director	May 6, 2021
Halley E. Gilbert

/s/ Mani Mohindru, Ph.D.	Director	May 6, 2021
Mani Mohindru, Ph.D.